Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Sportradar Group AG (the “Company,” “we,” “us” and “our”) has the following class of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, nominal value CHF 0.10 per share	SRAD	The Nasdaq Global Select Market

The following is a summary description of our shares, based on our Articles of Association (“Articles”) and Swiss Law. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles, as amended from time to time, and which are incorporated by reference as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2021 (the “Form 20-F”), and applicable Swiss law, including Swiss corporate law. We encourage you to read the Articles for additional information.

General

We are formed as a stock corporation (Aktiengesellschaft) under the laws of Switzerland. We have our registered office and principal business office at Feldlistrasse 2, 9000 St. Gallen, Switzerland and are registered in the Commercial Register of the Canton St. Gallen under the number CHE-164.043.805. Our purpose is set forth in section 2 of the Articles.

Share Capital

As of December 31, 2021 our issued share capital, as registered with the Commercial Register amounted to CHF 29,693,858.17, divided into 206,571,517 Class A ordinary shares, each with a nominal value of CHF 0.10 and 903,670,701 Class B ordinary shares, each with a nominal value of CHF 0.01. The Class B ordinary shares are not listed.

Authorized Share Capital

As of December 31, 2021, we had an authorized share capital of up to CHF 14,676,490.00, represented by up to 146,764,900 Class A ordinary shares, each with a nominal value of CHF 0.10. Our shareholders’ meeting has authorized our board of directors for a period of two years ending on September 13, 2023 to issue Class A shares on terms the board of directors will decide upon.

Increases in partial amounts are permitted. Our board of directors has the power to determine the issue price that may be below the market price, the type of contribution, the date of issue, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement.

Our board of directors is also authorized to withdraw or limit advance subscription and/or pre-emptive rights (explanation of pre-emptive rights, see below – “Pre-Emptive and Advance Subscription Rights”) in the instances as laid out in the Articles, e.g. (i) in connection with strategic partnering and co-operation transactions; (ii) in connection with mergers, acquisitions (including take-over) of companies, enterprises or parts of enterprises, participations or intellectual property rights (incl. licenses) or other types of strategic investments as well as financing or refinancing of such transactions; (iii) for the participation of directors, officers, employees at all levels and consultants of the Company and its group companies; (iv) for the purpose of expanding the shareholder base in connection with the listing of Class A ordinary shares on (additional) foreign stock exchanges; (v) for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe for additional shares in a placement or sale of Class A ordinary shares to the respective initial purchaser(s) or underwriter(s) and (vi) for the exchange and buy-back, respectively, of Class B ordinary shares in exchange for Class A ordinary shares according to article 3a Section 2 of the Articles issued from authorized share capital. If the period to increase the share capital lapses without having been used by the board of directors, the authorization to withdraw or limit the pre-emptive rights lapses simultaneously with such authorized capital.

Conditional Share Capital

As of December 31, 2021, we had a conditional share capital of up to CHF 4,434,372.00, represented by up to 44,343,720 Class A ordinary shares, each with a nominal value of CHF 0.10. The conditions for the allocation and exercise of the option rights and other rights regarding shares from conditional share capital are determined by the board of directors. The shares may be issued at a price below the market price. The pre-emptive rights and the advance subscription rights of the shareholders are excluded.

Dual Class Share Structure

Our Articles provide for two classes of shares, Class A ordinary shares with a nominal value of CHF 0.10 each and Class B ordinary shares with a nominal value of CHF 0.01 each. Because each of our shares carries one vote in our general meeting of shareholders, irrespective of the nominal value of the shares, Class B shareholders have ten times more voting power with the same amount of capital invested as Class A shareholders on all matters except for certain reserved matters under Swiss law. See “ —Voting Rights”.

Class B ordinary shares are subject to transfer restrictions both under our Articles as well as under a conversion agreement between the Founder and the Company. Class B ordinary shares will automatically convert into shares of Class A ordinary shares upon certain mandatory conversion events, including (i) death of the Founder; (ii) dismissal of the Founder as Chief Executive Officer for good cause, being any dismissal and/or replacement of the Chief Executive Officer pursuant to article 340c para. 2 of the Swiss CO; (iii) the occurrence of 30 September 2028; or (iv) if the holder of Class B ordinary shares ceases to hold, directly or indirectly, shares with an aggregate nominal value representing 15% or more of the aggregate nominal value of the total issued and outstanding share capital of the Company, from time to time.

Participation Certificates and Profit Sharing Certificates

We do not have any issued and/or outstanding registered participation certificates (Partizipationsscheine) or profit sharing certificates (Genussscheine).

Articles of Association

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under current Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months of the respective general meeting of shareholders in order to become effective. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase.

Under our Articles, in the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the votes cast at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights or advance subscription rights are limited or withdrawn, or where transformation of freely disposable equity into share capital occurs, a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented is required.

Furthermore, under the current Swiss CO, our shareholders, by a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented, may authorize our board of directors to issue shares of a specific aggregate nominal value up to a maximum of 50% each of the share capital in the form of:

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conditional share capital (bedingtes Aktienkapital) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of us or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or to our subsidiaries or other persons providing services to us or a subsidiary to subscribe for new shares (conversion or option rights); or

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authorized share capital (genehmigtes Aktienkapital) to be utilized by the board of directors within a period determined by the shareholders, but not exceeding two years from the date of the shareholder approval.

Pre-Emptive and Advance Subscription Rights

Under Swiss corporate law, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt or finance instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt or finance instruments.

The general meeting of shareholders may, with two-thirds of the votes represented and the absolute majority of the nominal value of the shares represented, authorize our board of directors to withdraw or limit pre-emptive rights or advance subscription rights in certain circumstances. Pursuant to our Articles, the pre-emptive rights and the advance subscription rights of the shareholders are excluded regarding the conditional share capital for employee or director participation.

If pre-emptive rights are granted, but not exercised, our board of directors may allocate the pre-emptive rights as it elects.

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of Article 973c of the Swiss CO) and, when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with Article 973c of the Swiss CO, we will maintain a non-public register of uncertificated securities (Wertrechtebuch).

Shareholders may request from us a written confirmation in respect of their shares. Shareholders are not entitled, however, to request the printing and delivery of share certificates. We may print and deliver certificates for shares at any time at our option. We may also, at our option, withdraw uncertificated shares from the custodian system where they have been registered and, with the consent of the shareholder, cancel issued certificates that are returned to us.

General Meeting of Shareholders

The general meeting of shareholders is our supreme corporate body and ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must take place annually within six months after the end of a corporation’s financial year. In our case, this means on or before June 30 of any calendar year.

Swiss law and our Articles provide for the following non-transferrable powers of the general meeting of shareholders:

•	to adopt and amend the articles of association;

•	to elect and recall the members of the Board of Directors, the Chairman/Chairwoman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

•	to approve the management report and the consolidated accounts;

•	to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

•	to approve the compensation of the members of the Board of Directors and the Executive Management pursuant to Articles 7, 27 and 28 of the Articles;

•	to grant discharge to the members of the Board of Directors, Executive Management and the Compensation Committee; and.

•	to annually approve the maximum compensation of the Board of Directors and the Executive Management.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by our independent auditor, liquidator or the representatives of bondholders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders upon a respective resolution of the general meeting of shareholders or upon a corresponding request of shareholders representing at least 10% of the share capital. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on our stand-alone annual statutory balance sheet, half of our share capital and reserves are not covered by our assets.

Voting and Quorum Requirements

Pursuant to our Articles, shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of the votes cast at the general meeting of shareholders, unless otherwise stipulated by Swiss law or our Articles.

Under Swiss law and our Articles, a resolution of the general meeting of the shareholders passed by two-thirds of the votes represented at the general meeting (in person or by proxy), and the absolute majority of the nominal value of the shares represented is required for:

•	the introduction, easement or abolition of restrictions of the transferability of registered shares;

•	any creation of shares with preferential rights or with privileged voting rights;

•	any authorized or conditional capital increases;

•	any increase of capital against the Company’s equity, against contributions in kind, or for the purpose of acquiring assets or the granting of special benefits;

•	any limitation or withdrawal of subscription rights;

•	any change of the registered office or corporate name of the Company;

•	any sale of all or substantially all of the assets of the Company;

•	any merger, demerger or similar reorganization of the Company;

•	the liquidation of the Company;

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the amendment or repeal of the provisions of the Articles on the registration or voting restrictions, qualified majority requirements for important resolutions of the meeting of shareholders, and for indemnification of the members of the board of directors and the executive management; and

•	any other case listed in article 704 para. 1 Swiss CO.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended, (the “Swiss Merger Act”) (including a merger, demerger or conversion of a corporation).

In accordance with Swiss law and generally accepted business practices, our Articles do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq listing standards, which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Notice

General meetings of shareholders shall be convened by the board of directors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the items on the agenda, the motions to the shareholders and, in case of elections, the names of the nominated candidates. A resolution on a matter which is not on the agenda may not be passed at a general meeting of shareholders, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special investigation, on which the general meeting of shareholders may vote at any time. No previous notification is required for motions concerning items included in the agenda or for debates that do not result in a vote.

All of the owners or representatives of our shares may, if no objection is raised, hold a general meeting of shareholders without complying with the formal requirements for convening general meetings of shareholders (a universal meeting). This universal meeting of shareholders may discuss and pass binding resolutions on all matters within the purview of the general meeting of shareholders, provided that the owners or representatives of all the shares are present at the meeting.

Agenda Requests

Pursuant to Swiss law and our Articles, one or more shareholders, whose combined shareholdings represent at least 10% of the share capital of the Company or an aggregate nominal value of at least CHF 1,000,000 may request that an item be included in the agenda for a general meeting of shareholders. To be timely, the shareholder’s request must be received by us generally at least 45 calendar days in advance of the meeting and must be in writing, specifying the item and the proposals.

Our annual report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Shareholder Proposals

Under Swiss law, at any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. In addition, even if the proposal is not part of any agenda item, any shareholder may propose to the meeting to convene an extraordinary general meeting of shareholders or to have a specific matter investigated by means of a special investigation where this is necessary for the proper exercise of shareholders’ rights.

Voting Rights

Holders of our Class A ordinary shares and the holder of our Class B ordinary shares will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by Swiss law or our Articles. Each share of Class A and Class B ordinary shares will entitle its holder to one vote per share. As the nominal value of Class B ordinary shares is ten times lower than the nominal value of Class A ordinary shares, Class B shareholders have ten times more voting power with the same amount of capital invested as Class A shareholders on all matters, except for (i) the matters set forth in article 693 para. 3 Swiss CO (e.g., election of the independent auditor; appointment of experts to audit the corporation’s business management or parts thereof; any resolution concerning the instigation of a special investigation and any resolution concerning the initiation of a liability action) and (ii) selected important matters under Swiss law that require an absolute majority of the nominal value of shares represented.

The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register (Aktienbuch) at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative.

Dividends and Other Distributions

Under Swiss law, we may pay dividends only if we have sufficient distributable profits from the previous financial year (Jahresgewinn) or brought forward from the previous financial years (Gewinnvortrag), or if we have distributable reserves (frei verfügbare Reserven). Under the current Swiss law, we are not permitted to pay interim dividends out of profit of the current financial year. In addition, our independent auditor must confirm that the dividend proposal of our board of directors conforms to Swiss law and our Articles.

Distributable reserves are generally booked either as “free reserves” (freie Kapitalreserven) or as “reserve from capital contributions” (Reserven aus Kapitaleinlagen). Under the Swiss CO, if our general reserves (Allgemeine Reserve) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. In addition, if our general reserves amount to less than 50% of our share capital, 10% of the amounts distributed beyond payment of a dividend of 5% must be retained as general reserves. The Swiss CO permits us to accrue additional general reserves. Further, a purchase of our own shares, whether by us or a subsidiary, reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the Swiss CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other instalments.

In addition, Swiss law allows the reduction of share capital, which may, among others, involve a repayment of nominal values or share repurchases. Such reduction is subject to several conditions, which include, among others, that the shareholders resolve on such reduction with an absolute majority of the votes cast at a general meeting of the shareholders, that the auditor of the company certifies the company’s debt being covered by assets and that the creditors are granted a time period of two months to demand that their claims be satisfied or secured.

For a discussion of the taxation of dividends, see “Material Tax Considerations—Material Swiss Tax Considerations” in our annual report on Form 20-F for the fiscal year ended December 31, 2021.

Transfer of Shares and Transfer Restrictions

Shares in uncertificated form may only be transferred by way of assignment. Shares that constitute intermediated securities (Bucheffekten) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Our Articles contain a transfer restriction of Class B ordinary shares, whereby a transfer is subject to the approval by the board of directors.

Voting rights may be exercised only after a shareholder has been entered in our share register, which is currently maintained by our Transfer Registrar (see below – Transfer Registrar).

Inspection of Books and Records

Under the Swiss CO, a shareholder has a right to inspect the share register with respect to his or her own shares and otherwise to the extent necessary to exercise his or her shareholder rights. No other person has a right to inspect the share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets and other legitimate interests.

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court at our registered office, currently St. Gallen, Canton of St. Gallen, Switzerland, to appoint a special examiner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of our share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may request within three months that the court appoint a special examiner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our Articles and thereby caused damages to the corporation or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger with the approval of holders of 90% of the issued shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation. Shareholders who consider their equity rights not to have been adequately preserved or the compensation received or to be received to be inadequate are entitled to exercise appraisal rights in accordance with the Swiss Merger Act by filing a suit against the surviving corporation with the competent Swiss civil court at the registered office of the surviving corporation or of the transferring corporation. The suit must be filed within two months after the merger or demerger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the equity rights have been adequately preserved or the compensation paid or to be paid to the shareholders is adequate compensation and, should the court consider it to be inadequate, determine any additional adequate compensation. A decision issued by a competent court in this respect can be acted upon by any person who has the same legal status as the claimant. The filing of an appraisal suit will not prevent completion of the merger or demerger.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	our assets, after the divestment, are not invested in accordance with our corporate purpose as set forth in the Articles; and

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the proceeds of the divestment are not earmarked for reinvestment in accordance with our corporate purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our corporate purpose.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually approve the maximum aggregate amount of compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with our management, which we refer to as our “executive management.”; in case of the board of directors until the next general meeting of the shareholders and in case of the executive management for the following financial year.

The board of directors must issue, on an annual basis, a written compensation report that must be reviewed by our independent auditor, who also has to audit the financial statements. The compensation report must disclose, among other things, all compensation, loans and other forms of credits (e.g., indebtedness) granted by us, directly or indirectly to current or former members of the board of directors and executive management, however, with regard to former members only to the extent related to their former role or not on customary market terms.

The Swiss law and our Articles set forth what the disclosures must include and certain forms of compensation that are prohibited for members of our board of directors and executive management, such as:

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severance payments provided for either contractually or in the Articles (compensation due during the notice period before termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of corporations or parts thereof by us or by companies being, directly or indirectly, controlled by the us;

•	loans, other forms of credit (e.g. indebtedness), pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the Amended Articles; and

•	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by us is prohibited if the compensation (i) would have been prohibited if it was paid directly by us, (ii) is not provided for in our Articles and (iii) has not been approved by the general meeting of shareholders.

If the general meeting of shareholders does not approve the proposed amount of the compensation, the board of directors may either submit new proposals at the same general meeting of shareholders, convene an extraordinary general meeting of shareholders and make new proposals for approval or may submit the proposals regarding compensation for retrospective approval at the next ordinary general meeting of shareholders.

In addition to fixed compensation, members of the executive management and, under certain circumstances, the board of directors may be paid variable compensation, depending on the achievement of certain performance criteria or for retention purposes.

The performance criteria may include corporate targets and targets in relation to the market, other companies or comparable benchmarks and individual targets, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Compensation may be paid or granted in the form of cash, shares, financial instruments, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our Articles restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchase of Shares and Purchases of Own Shares

The Swiss CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10% of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20%; however, in such cases, if we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet our obligations under our equity plans, to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the FMIA, do not apply to us since our shares are not listed on a Swiss exchange.

Pursuant to article 663c of the Swiss CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights, who hold more than 5% of all voting rights.

Mandatory Bid Rules

The obligation of any person or group of persons that acquires more than one third of a corporation’s voting rights to submit a cash offer for all the outstanding listed equity securities of the relevant corporation at a minimum price pursuant to the FMIA does not apply to us since our shares are not listed on a Swiss exchange.

Ownership of Shares by Non-Swiss Residents

Except for the limitations on voting rights described above applicable to shareholders generally and the sanctions referred to below, there is no limitation under Swiss law or our Articles on the right of non-Swiss residents or nationals to own Class A ordinary shares or to exercise voting rights attached to the Class A ordinary shares.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A ordinary shares is American Stock Transfer & Trust Company, LLC.